Exhibit 10.5

CREDIT AGREEMENT

(TERM FACILITY)

between

Ark RESTAURANTS CORP.

and

bank hapoalim b.m.

dated as of

October 21, 2015

CREDIT AGREEMENT

(TERM FACILITY)

Dated as of: October 21, 2015

THIS CREDIT AGREEMENT (TERM FACILITY) is made and entered into as of the date set forth above by and between ARK RESTAURANTS CORP., a New York corporation (“Borrower”), and BANK HAPOALIM B.M. (“Bank”). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Bank hereby agree as follows:

§1. TERMINOLOGY AND INTERPRETATION.

§1.1 Definitions of Capitalized Terms. When used herein, each capitalized term listed below shall have the meaning indicated below:

“Advance” shall mean a loan in the amount of $5,000,000.00 made by Bank to Borrower in a single disbursement under or pursuant to this Agreement.

“Agreement” shall mean this Credit Agreement, as amended from time to time.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Applicable Law” shall mean (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of Governmental Authorities, (ii) Governmental Approvals and (iii) orders, decisions, judgments and decrees of all courts and arbitrators.

“Ark Island” means Ark Island Beach Resort, LLC.

“Ark Island Collateral” shall mean all of Ark Island’s tangible and intangible personal property (including accounts, inventory, equipment, general intangibles, documents, chattel paper, instruments, letter-of-credit rights, investment property, Intellectual Property and deposit accounts) and fixtures, whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located, including, but not limited to, all of the personal property and fixtures acquired by Ark Island pursuant to the Ark Island Purchase Agreement.

“Ark Island Purchase Agreement” means that certain Purchase Agreement dated as of August 10, 2015 by and between Ark Island and Island Beach Resort, Inc., a Florida corporation, as amended from time to time.

“Ark Island Security Agreement” shall have the meaning given that term in §5.1.

“Ark Real Estate” shall mean Ark Shuckers Real Estate, LLC, a Delaware limited liability company.

“Ark Real Estate Collateral” shall mean all of Ark Real Estate’s right, title and interest in and to the Units, all equipment and fixtures at any time located thereon or therein, all other personal property located thereon or therein or used in connection therewith and such other related collateral as Bank may require, whether now owned or hereafter acquired, whether now existing or hereafter created or arising.

“Ark Real Estate Purchase Agreement” shall mean that certain Commercial Contract and all Addendums thereto by and between Ark Real Estate and D.C. Holding Company, Inc., a Florida corporation, as amended from time to time.

“Ark Shuckers” means Ark Shuckers, LLC, a Delaware limited liability company.

“Ark Shuckers Collateral” shall mean all of Ark Shuckers’ tangible and intangible personal property (including accounts, inventory, equipment, general intangibles, documents, chattel paper, instruments, letter-of-credit rights, investment property, Intellectual Property and deposit accounts) and fixtures, whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wheresoever located, including, but not limited to all of the personal property and fixtures acquired by Ark Shuckers pursuant to the Ark Shuckers Purchase Agreement.

“Ark Shuckers Purchase Agreement” shall mean that certain Restaurant Asset Purchase Agreement dated as of August 10, 2015 by and between Ark Shuckers and Ocean Enterprises, Inc., a Florida corporation, as amended from time to time.

“Ark Shuckers Security Agreement” shall have the meaning given that term in §5.1.

“Authorized Representative” shall mean any of Borrower’s President, its Chief Executive Officer, or its Chief Financial Officer, or any other Person expressly designated by the Board of Directors of Borrower (or the appropriate committee thereof) as an Authorized Representative, as set forth from time to time in a certificate in a form provided or approved by Bank.

“Beginning Cash on Hand” shall mean with respect at any time period, Borrower’s and the Subsidiaries’ cash on hand at the beginning of that period.

“Borrower Collateral” shall mean all of Borrower’s tangible and intangible personal property (including accounts, inventory, equipment, general intangibles, documents, chattel paper, instruments, letter-of-credit rights, investment property, Intellectual Property and deposit accounts) and fixtures, whether now owned or hereafter acquired, whether now existing or hereafter created or arising and wherever located.

“Borrower Amended and Restated Security Agreement” shall have the meaning given that term in §5.1.

“Borrower Security Agreement” shall mean that certain Security Agreement dated as of February 25, 2013, made by Borrower in favor of Bank, as amended by that certain Assumption Agreement dated April 22, 2013, made by Rio in favor of Bank, by that certain Assumption Agreement dated August 16, 2013, made by AC in favor of Bank, by Modification of Security Agreement dated as of February 24, 2014, by and among Borrower, Rio, AC and Bank, by that certain Supplement to Letter Agreement and Security Agreement dated in December, 2014, by and among Borrower, Rio, AC, Las Vegas and Bank.

“Borrowing Account” shall mean a demand deposit account established by Borrower with Bank (or any substitute account established by Borrower with Bank).

“Business Day” means any day on which both (a) banks are regularly open for business in New York, New York and (b) Bank’s office in New York, New York is open for ordinary business.

“Capital Securities” shall mean, with respect to a Subsidiary, the shares of stock, membership interests or equity interest in that Subsidiary.

“Cash Management Agreement” shall mean any agreement between Borrower and Bank or any agreement between any Subsidiary and Bank pursuant to which Bank agrees to provide cash management services, including treasury, depository, overdraft, bank card products, electronic funds transfer or other cash management arrangements.

“Change of Control” shall mean when any “person” or “group” (each as used in §§13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than the present controlling group either (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities of Borrower or any Subsidiary (or securities convertible into or exchangeable for such Voting Securities) representing more than 50 percent of the combined voting power of all Voting Securities of Borrower or any Subsidiary or (ii) otherwise attains the ability, through an express contractual arrangement, to elect a majority of the board of directors of Borrower or the board of directors of any Subsidiary that is a corporation or the manager or managing member of any Subsidiary that is a limited liability company.

“Collateral” shall mean the Borrower Collateral, the Ark Island Collateral, the Ark Real Estate Collateral and the Ark Shuckers Collateral, collectively.

“Commercial Units” shall mean the condominium parcels identified as Units C1, C2, C3 and C4 on Exhibit A attached hereto.

“Consistent Basis” shall mean, in reference to GAAP, that the accounting principles observed in such period are comparable in all material respects to those applied in the preparation of the audited financial statements of Borrower referred to in §9(a).

“Controlled by Borrower” shall mean, with respect to a corporation or limited liability company, that Borrower has the power to elect or appoint a majority of such corporation’s directors or such limited liability company’s managers.

“Contract” shall mean an indenture, agreement (other than this Agreement and any other Credit Document), other contractual restriction, lease or instrument (other than the Note).

“Copyright” shall mean any of the following: any copyright or general intangible of like nature (whether registered or unregistered), any registration or recording thereof, and any application in connection therewith, including any registration, recording and application in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof.

“CPLD” shall mean, for any period, the portion of Borrower’s and the Subsidiaries’ long-term debt which becomes due and payable during that period.

“Credit Documents” shall mean this Agreement, the Note, the Mortgage, the Security Agreements, the Environmental Indemnity, any Cash Management Agreement, and any other documents at any time delivered by an Obligor or Obligors to Bank in connection with this Agreement, all as amended or restated from time to time.

“Credit Facility” shall mean the term loan to Borrower under or pursuant to this Agreement effectuated by the Advance.

“Debt” shall mean any of the following: (i) indebtedness or liability for borrowed money, (ii) obligations evidenced by bonds, notes, or other similar instruments, (iii) obligations for the deferred purchase price of property (excluding trade obligations incurred in the ordinary course of Borrower’s business), (iv) obligations as lessee under capital leases, (v) current liabilities in respect of unfunded vested benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, (vi) obligations under letters of credit or acceptance facilities, (vii) guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, or otherwise to assure creditors against loss, and (viii) obligations secured by any mortgage, lien, pledge or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed.

“Default” shall mean any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived (or, in the case of a judgment, action or proceeding, dismissed), become an Event of Default.

“Default Rate” shall mean a per annum rate equal to 2.00 percent above the interest rate otherwise applicable to Advances hereunder from time to time.

“Distributions” shall mean dividends or other distributions made by Borrower to its shareholders.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, for any Fiscal Period, the sum of (a) the amount of Net Income for that Fiscal Period, plus (b) the amount of Interest Expense for that Fiscal Period (to the extent taken into account in computing that Net Income), plus (c) the amount of Income Taxes accrued during that Fiscal Period (to the extent taken into account in computing that Net Income), plus (d) the amount of Borrower’s depreciation accrued during that Fiscal Period (to the extent taken into account in computing that Net Income) determined on a consolidated basis, plus (e) the amount of Borrower’s amortization accrued during that Fiscal Period (to the extent taken into account in computing that Net Income), determined on a consolidated basis.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of Borrower or any of its ERISA Affiliates or is assumed by Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of Borrower or any current or former ERISA Affiliate.

“Environmental Indemnity” shall have the meaning given to that term in §5.1.

“Environmental Law” shall mean any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters, conditions, protection or conservation, including without limitation, the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate”, shall mean, with respect to Borrower, any Person or trade or business which is a member of a group which is under common control with Borrower, and which, together with Borrower, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

“Equity Certificates” shall mean, with respect to any Subsidiary, the shares of stock in, or other certificates evidencing ownership of an equity interest in, that Subsidiary.

“Event of Default” shall have the meaning given that term in §10.1.

“Existing Term Note” shall mean that certain Amended and Restated Promissory Note, dated February 24, 2014, made by Borrower to Bank’s order in the face principal amount of $8,083,333.37, and any modification, renewal or consolidation thereof or substitution therefor.

“Expired Building Permit” shall mean Permit No. 0507-0346 issued by the County of St. Lucie, Florida.

“Fiscal Period” shall mean each quarterly period consisting of three (3) successive calendar months of each Fiscal Year, the first of such quarterly periods beginning on the first day of the first calendar month of each Fiscal Year, the second of such quarterly periods beginning on the first day of the fourth calendar month of each Fiscal Year, the third of such quarterly periods beginning on the first day of the seventh calendar month of each Fiscal Year, and the fourth of such quarterly periods beginning on the first day of the tenth calendar month of such Fiscal Year.

“Fiscal Year” shall mean each 52-week period ending on or around September 30.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Fiscal Period, the ratio of (a) EBITDA for that Fiscal Period, plus the amount of Beginning Cash On Hand for that Fiscal Period, less the amount of Unfinanced CAPEX for that Fiscal Period, divided by (b) the amount of Fixed Charges for that Fiscal Period.

“Fixed Charges” shall mean, for any Fiscal Period, the sum of (a) the amount of Interest Expense for that Fiscal Period, plus (b) the amount of CPLD for that Fiscal Period, plus (c) the amount of Distributions made during that Fiscal Period, plus (d) the amount of Income Taxes accrued during that Fiscal Period.

“GAAP” shall mean accounting principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect in the United States from time to time.

“Governmental Approval” shall mean an authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority, including, without limitation, any such approval required under ERISA or by the PBGC.

“Governmental Authority” shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, a state thereof, or a foreign entity or government.

“Hazardous Material” shall mean any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead) the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

“Income Taxes” shall mean income and franchise taxes owed by Borrower or any of the Subsidiaries.

“Information” shall mean written data, services, reports, statements (including, but not limited to, financial statements delivered pursuant to or referred to in §9.1), opinions of counsel, documents and other written information, whether, in the case of any such in writing, it was prepared by Borrower or any other Person on behalf of Borrower and delivered by Borrower to Bank.

“Intangible Assets” shall mean those assets of Borrower which are: (a) Intellectual Property and other similar assets which would be classified as intangible assets on a balance sheet of Borrower prepared in accordance with GAAP, (b) unamortized debt, discount and expense and (c) assets located outside of the United States.

“Intellectual Property” shall mean all licenses, Patents, Copyrights, Trademarks, trade names and customer lists in which Borrower has any interest and all technology, know-how and processes relating to any inventory of Borrower.

“Interest Periods” shall mean with respect to the Advance successive periods of one month each, the first of which begins on the date of the Advance and each subsequent one of which begins when the previous one ends.

“Interest Expense” shall mean, for any Fiscal Period, Borrower’s and the Subsidiaries’ total interest expense for that Fiscal Period, whether paid or accrued (including the interest component of capital leases), determined on a consolidated basis in accordance with GAAP (but specifically excluding intercompany interest expense incurred by Borrower or any of its Subsidiaries).

“Las Vegas” shall mean Ark Las Vegas Restaurant Corp., a Nevada corporation.

“Lease” shall have the meaning given to that term in §5.1.

“LIBOR Rate” shall mean, with respect to any Interest Period, the per annum rate of interest (carried out to the fifth decimal if available) equal to the rate determined by Bank to be the offered rate on a page or service (whether provided by Bridge Telerate, Reuters, Bloomberg, Global-Rates.com or another comparable internationally recognized service selected by Bank) that displays an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits in Dollars (for delivery on the first Working Day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Working Days prior to the first Working Day of such Interest Period. At Borrower’s request, Bank shall provide Borrower with identifying information with respect to the page of service so used by Bank. If Bank determines that the rate referred to in the first sentence of this paragraph is not available, then “LIBOR” shall mean, with respect to any Interest Period, the rate determined by Bank (a) on the basis of the offered rates and deposits in Dollars for the term equivalent to such Interest Period which were offered by four major banks selected by Bank in the London interbank market at approximately 11:00 a.m. (London time) on the Working Day that is two Working Days prior to the first Working Day of such Interest Period or (b) by applying such other recognized source of London Eurocurrency deposit rates as Bank may select from time to time. If the reporting service used by Bank refers to 30 days rather than one month, references in this definition to one month shall be read as references to 30 days.

“Lien” shall mean, with respect to any Obligor, any lien, security interest or other charge or encumbrance upon or with respect to any properties or assets of such Obligor, other than the Real Property Assets, excluding liens existing as of the date of this Agreement in an amount less than $1,000.00 in any one instance and less than $5,000.00 in the aggregate and listed in the judgment, tax lien and litigation search results for Borrower delivered to Bank prior to the date of this Agreement.

“Margin” shall mean 3.50 percent per annum.

“Material Adverse Effect” shall mean any material and adverse effect (whether occasioned by one or a number of concurrent events) upon (a) one or more Obligors’ assets, business operations, properties or condition, financial or otherwise or (b) the ability of Borrower to make payment as and when due of all or any part of the Obligations.

“Material Management Change” shall mean any material change in Borrower’s Authorized Representatives or in the president, chief executive officer, chief financial officer, manager or managing member of any Subsidiary which Bank judges to be material.

“Maturity” shall mean that date which is five (5) years after the date of this Agreement.

“Mortgage” shall have the meaning given that term in §5.1.

“Net Income” shall mean, for any Fiscal Period, the net income (loss) of Borrower and the Subsidiaries (inclusive of net income attributable to non-controlling interests) for such Fiscal Period, determined on a consolidated basis in conformity with GAAP.

“Net Income Attributable to Borrower and Subsidiaries” shall mean, for any Fiscal Period, the net income (loss) of Borrower and Subsidiaries (exclusive of net income attributable to non-controlling interests) for such Fiscal Period determined in conformity with GAAP.

“Note” shall mean the Term Promissory Note, of even date herewith, made by Borrower to Bank’s order in the face principal amount of $5,000,000.00 and any modification, renewal or consolidation thereof or substitution therefor.

“Obligations” shall mean all indebtedness, liabilities, obligations and duties of Borrower to Bank arising under or in connection with this Agreement, the Note or any other Credit Documents, or under or in connection with any Cash Management Agreement, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, but not limited to, all actual damages which Borrower may owe to Bank by reason of any breach by Borrower of any Representation and Warranty, covenant, agreement or other provision of this Agreement or any of the other Credit Documents.

“Obligors” shall mean Borrower, Ark Real Estate, Ark Island and Ark Shuckers.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Parking Agreement” shall mean that certain Parking Agreement dated as of December 1, 2014 by and between Robert Rigel, individually and as trustee and D.C. Holdings, Inc., as assigned to Ark Real Estate.

“Patent” shall mean any of the following: (a) patents and letters patent of the United States or any other country, and all registrations and recordings thereof and applications therefor, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country, and (b) all reissues, continuations or extensions of any of the foregoing.

“Payment Address” shall mean Bank’s offices at 1177 Avenue of the Americas, New York, New York 10036-2790, provided that, if Bank notifies Borrower of another address for payments hereunder to be made to Bank, it shall mean such other address.

“Pension Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV or ERISA or Section 412 of the Code and which (i) is maintained for employees of Borrower or any of its ERISA Affiliates or is assumed by Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of Borrower or any current or former ERISA Affiliate.

“Permitted Liens” shall have the meaning given that term in §7.4.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Prime Rate” shall mean the Prime Rate as quoted or otherwise established by Bank from time to time (or, if Bank fails or ceases to quote or otherwise establish a Prime Rate, a comparable index selected by Bank) (the Prime Rate is purely a discretionary benchmark and is not necessarily the lowest or most favorable rate at which Bank extends credit to its customers).

“Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property Management Assets” shall mean the personal property and fixtures to be purchased by Ark Island pursuant to the Ark Island Purchase Agreement.

“Rate Hedging Obligations” shall mean any and all obligations and liabilities of Borrower to Bank, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including but not limited to Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate “swap” agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Real Property Assets” shall mean the real property and personal property purchased by Ark Real Estate pursuant to the Ark Real Estate Purchase Agreement.

“Representation and Warranty” shall mean each representation and/or warranty made by Borrower pursuant to or under (a) §6 or any other provision of this Agreement or any other Credit Document, (b) any amendment of or waiver or consent under this Agreement, (c) any Schedule to this Agreement or any such amendment, waiver or consent, or (d) any statement contained in any certificate, financial statement, or other instrument or document delivered by or on behalf of Borrower pursuant to any Credit Document, whether or not (except as expressly provided to the contrary herein), in the case of any representation or warranty referred to in clause (a), (b), (c) or (d) of this definition, the information that is the subject matter thereof is within the knowledge of Borrower.

“Residential Units” shall mean the condominium parcels identified as Apartments Nos. 111 and 201 on Exhibit A attached hereto.

“Restaurant Assets” shall mean the personal property and fixtures purchased by Ark Shuckers pursuant to the Ark Shuckers Purchase Agreement.

“Revolving Credit Agreement” shall mean that certain Credit Agreement (Revolving Facility) dated on or about the date hereof, by and between Borrower and Bank, as amended or restated from time to time.

“Revolving Note” shall mean the Revolving Promissory Note, of even date herewith, made by Borrower to Bank’s order in the face principal amount of $10,000,000.00 and any modification, renewal or consolidation thereof and substitution therefor.

“Security Agreements” shall mean the Borrower Security Agreement, the Ark Island Security Agreement and the Ark Shuckers Security Agreement.

“Single Employer Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA in respect of which Borrower or any Subsidiary is an “employer” as described in Section 4001(b) of ERISA and which is not a Multiemployer Plan.

“Solvent” shall mean, when used with respect to any Person, that at the time of determination: (a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent Obligations; (b) it is then able and expects to be able to pay its debts as they mature; and (c) it has capital (after taking into account proceeds available under this Agreement) sufficient to carry on its business as conducted and as proposed to be conducted.

“Subsidiary” shall mean any corporation or limited liability company 50 percent or more of the outstanding Voting Securities of which or 50 percent or more of all the equity interests of which are owned directly or indirectly by Borrower and/or by one or more Subsidiaries or which is otherwise Controlled by Borrower, including, but not limited to, Ark Real Estate, Ark Shuckers and Ark Island.

“Tangible Net Worth” shall mean, at any date of determination, Borrower’s assets minus Borrower’s Intangible Assets and minus Borrower’s direct (not contingent) liabilities and minus Borrower’s non-controlling interests, all determined in conformity with GAAP by Bank in its sole discretion based upon Bank’s review of the statements described in §9.1(a).

“Tax” shall mean any federal, state or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits other than income and franchise taxes imposed upon Bank by the federal government or the State of Florida (or any political subdivision thereof).

“Termination Event” shall mean: (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or (ii) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Term Note” shall have the meaning given that term in the Revolving Credit Agreement.

“Trademark” shall mean any of the following: (a) trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Treasury Obligation” shall mean a note, bill or bond issued by the United States Treasury Department as a full faith and credit general obligation of the United States.

“Unfinanced CAPEX” shall mean, with respect to any Fiscal Period, Borrower’s capital expenditures for that Fiscal Period that were paid by Borrower or a Subsidiary from cash flow and not through financing.

“Units” shall mean the condominium parcels described on Exhibit A attached hereto and made a part hereof.

“Voting Securities” shall mean, with respect to any Person, Capital Securities of such Person entitling the holder thereof to vote in the election of directors or managers of such Person.

“Working Day” shall mean a Business Day on which most banks are open for ordinary business in London.

§1.2 Other Definitional and Interpretive Provisions.

(a) When used in this Agreement, “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, and “Section” (and/or “§”) or “subsection” and “Schedule” and “Exhibit” shall refer to sections and subsections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

(b) Whenever the context so requires, when used in this Agreement the neuter gender shall include the masculine or feminine, and the singular number shall include the plural, and vice versa.

(c) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

(d) The words “includes” and “including” when used herein are not limiting.

(e) When used herein, unless specifically provided herein otherwise, the phrase “acceptable to Bank” or “satisfactory to Bank” shall mean “acceptable and satisfactory to Bank in its reasonable discretion.”

§1.3 Accounting Terms and Matters. Unless the context otherwise requires, all accounting terms herein (including capitalized terms) that are not specifically defined herein shall be interpreted and determined under GAAP applied on a Consistent Basis. Unless otherwise specified herein, all accounting determinations hereunder and all computations utilized by Borrower in complying with the covenants contained herein shall be made, and all financial statements requested to be delivered hereunder shall be prepared, in accordance with GAAP applied on a Consistent Basis.

§1.4 Representations and Warranties. All Representations and Warranties shall be made at and as of the Agreement Date, at and as of the time of the Advance, and, in addition, in the case of any particular Representation and Warranty, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under, or in connection with which such Representation and Warranty is made or deemed made, except to the extent that any such Representation or Warranty expressly states that it relates to a different specified date.

§1.5 Captions. Section and subsection captions in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

§1.6 Neutral Interpretation. This Agreement and each other Credit Document has been thoroughly reviewed by Obligors’ counsel. No provision of this Agreement or other Credit Document shall be construed less favorably to Bank because it was drafted by Bank’s counsel.

§1.7 Severability, Conflicts, Etc. Any provision of any Credit Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. It is the intention of the parties to this Agreement that if any provision of any Credit Document is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.

§2. COMMITMENT; PURPOSE; AND AVAILABILITY.

§2.1 Commitment for Advance. Bank agrees, upon and subject to the terms and conditions hereinafter set forth, to make the Advance.

§2.2 Use of Advance. The Advance shall be deposited in the Borrower Account. Borrower shall then use the funds thus deposited to pay closing costs associated with the closing of the Credit Facility and to contribute funds to Ark Real Estate to be used by Ark Real Estate to purchase the Real Property Assets pursuant to the Ark Real Estate Purchase Agreement, to Ark Shuckers to be used by Ark Shuckers to purchase the Restaurant Assets pursuant to the Ark Shuckers Purchase Agreement, and to Ark Island to be used by Ark Island to purchase the Property Management Assets pursuant to the Ark Island Purchase Agreement. Borrower shall ensure that the funds thus contributed are used by Ark Real Estate, Ark Shuckers and Ark Island for the purposes specified herein. Borrower may request that the portion of the Advance constituting contributions of funds to Ark Real Estate, Ark Shuckers and Ark Island be advanced directly to Ark Real Estate, Ark Shuckers and Ark Island to facilitate the closing on the purchase of the Real Estate Assets, the Restaurant Assets and the Property Management Assets. Borrower represents and warrants to Bank that notwithstanding any advance of any portion of the Advance by Bank directly to Ark Real Estate, Ark Shuckers and/or Ark Island, if Bank elects to do so, Borrower shall be deemed to have received that portion of the proceeds of the Advance made directly to Ark Real Estate, Ark Shuckers and/or Ark Island and that such portion of the proceeds of the Advance shall be evidenced by and shall constitute outstanding principal under the Note for all purposes of the Note and this Agreement.

§3. PAYMENT TERMS.

§3.1 Interest Rates and Payments. (a) Interest shall accrue on the outstanding principal amount of the Advance, during each Interest Period, at a per annum rate equal to the sum of (a) the Margin plus (b) the LIBOR Rate for that Interest Period. Borrower shall pay accrued interest on the Advance on the last day of each Interest Period, and at Maturity (and, in the case of interest accruing after Maturity, on demand). Notwithstanding the foregoing, after Maturity and, if Bank elects, while an Event of Default exists prior to Maturity, interest shall accrue on the outstanding principal amount of the Advance at a per annum rate equal to the Default Rate.

(b) If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Bank allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of Bank, the rate of return on Bank’s capital with regard to the Advance is reduced to a level below that which Bank could have achieved but for such circumstances, then in such case and upon notice from Bank to Borrower, from time to time, Borrower shall pay to Bank such additional amount or amounts as shall compensate Bank for such reduction in Bank’s rate of return. Such notice shall contain the statement of Bank with regard to any such amount or amounts, which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, Bank may use any reasonable method of averaging and attribution that it deems applicable. For the avoidance of doubt, the foregoing provisions shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd−Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

(c) If at any time Bank, in the reasonable exercise of its discretion, determines that for any period (i) Dollar deposits for the applicable Interest Period are not available to Bank in the London interbank market, (ii) the LIBOR Rate does not reflect the cost to Bank of maintaining the Advance, (iii) any change in financial, political or economic conditions or the currency exchange rates makes it impractical for Bank to accrue interest on the Advance at a rate based upon the LIBOR Rate, or (iv) any change in Applicable Law makes it unlawful for Bank to accrue interest on the Advance at a rate based upon LIBOR Rate, and so notifies Borrower, thereafter the outstanding principal amount of the Advance shall, prior to its maturity, bear interest during that period at a per annum rate equal to 0.50 percent above the Prime Rate, with the rate changing simultaneously with each change in the Prime Rate.

(d) If the adoption of or any change in any applicable law or regulation or in the interpretation or application thereof or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof, shall (a) subject Bank to any tax of any kind whatsoever with respect to the Advance, or change the basis of taxation of payments in respect thereof (except for changes in the rate of tax on the overall net income of Bank), (b) impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of Bank which is not otherwise included in the determination of the LIBOR Rate hereunder, or (c) shall impose on Bank any other condition, in each case to the extent imposed on lenders generally; and the result of any of the foregoing is to materially increase the cost to Bank of making or maintaining the Advance, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Bank, upon its demand (a copy of which demand shall also be delivered to Bank), any additional amounts necessary to compensate Bank for such additional costs or reduced amount receivable which Bank reasonably deems to be material as determined by Bank. A certificate as to any additional amounts payable pursuant to this paragraph submitted by Bank to Borrower shall be presumptive evidence of such amounts owing (absent manifest error).

§3.2 Principal and Other Payments.

(a) Regular Installments. Borrower shall repay the principal of the Advance as follows: on the last day of each Interest Period, Borrower shall make to Bank a principal payment in an amount equal to $83,333.00; provided that on Maturity, Borrower shall repay to Bank the entire then unpaid principal of the Advance. Principal of the Advance that is repaid may not be re-borrowed.

(b) Prepayments. Borrower may on any Business Day prepay the principal amount of the Advance in whole or in part provided, however, that (a) Borrower gives Bank at least 2 Business Days prior written notice of such prepayment specifying the date of prepayment and the principal amount to be prepaid, (b) each such partial prepayment shall be in an integral amount of $100,000.00, and (c) in no event shall any such prepayment be made on any day other than the last day of the Interest Period unless Borrower pays to Bank with the prepayment all amounts due and owing under §3.2(d) with respect to the prepayment. No prepayment of the Advance shall result in a deferral or reduction of scheduled principal payments with respect to the Advance unless and until the Advance is repaid in full.

(c) Breakage Costs. Concurrently with any prepayment of the Advance made on other than the last day of an Interest Period, Borrower shall pay to Bank the following amount: the excess, if any, of (a) the amount of interest which would have accrued on the amount prepaid during the period from the date of such prepayment to the last day of that Interest Period at the applicable interest rate provided for herein over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to the holder of a Treasury Obligation selected by Bank in the amount (or as close to such amount as feasible) of the amount prepaid and having a maturity date on (or as soon after as feasible) the last day of that Interest Period, would earn if the Treasury Obligation were purchased in the secondary market on the date the prepayment is made to Bank and were held to maturity. Borrower agrees that the aforedescribed amount shall be based on amounts which a holder of a Treasury Obligation would receive under the foregoing circumstances, whether or not Bank actually invests the amount prepaid in any Treasury Obligation. Borrower acknowledges that determining the actual amount of costs and expenses resulting from a prepayment on other than the last day of an Interest Period may be difficult or impossible to determine in an specific instance and that, accordingly, the amount set forth above is a reasonable estimate of such costs and expense.

§3.3 Facility Fee. On or before the Agreement Date, Borrower shall pay to Bank a non-refundable facility fee in the amount of $5,000.00.

§3.4 Late Charges. Without limiting or waiving any rights or remedies of Bank contained herein or under Applicable Law, and without implying that Bank has the obligation to declare or to notify Borrower of the occurrence of any Event of Default, if Bank has neither declared nor notified Borrower of the occurrence of an Event of Default, and if any amount of any required payment of principal, interest or fees hereunder or under the Note is not paid in full within 10 days after the same is due, then, in addition to all other interest and other amounts due hereunder, Borrower shall pay to Bank on demand a late charge equal to five percent (5%) of the delinquent payment. Each such late charge is intended to compensate Bank for administrative and other costs associated with not receiving a payment when due and is neither a penalty nor interest.

§3.5 Payments and Computations.

(a) Borrower shall make each payment hereunder by 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and immediately available funds without setoff or deduction of any kind, to Bank at the Payment Address.

(b) All computations of interest, commissions and fees hereunder shall be made by Bank on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) for the period for which such interest, commission or fee is payable. Each payment under this Agreement or the Note shall be applied in such order and manner as Bank determines.

(c) Whenever any payment to be made under this Agreement or any other Credit Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if the next succeeding Business Day falls in the next calendar month, on the immediately preceding Business Day), and such extension of time shall in such case be reflected in the computation of interest, commissions or fees, as the case may be.

(d) Bank is irrevocably authorized (but not required) to charge against any deposit account in Borrower’s name with Bank any amount that is due under this Agreement or other Credit Document, even if doing so creates an overdraft.

(e) Bank’s computation of interest and other amounts owing hereunder shall, in the absence manifest error, be conclusive and binding on Borrower.

§3.6 Evidence of Indebtedness; Impaired Note. The Advance and Borrower’s obligations to repay it, with interest in accordance with the terms of this Agreement, shall be evidenced by this Agreement, the records of Bank, and the Note. The records of Bank shall be prima facie evidence (absent fraud or manifest error) of the Advance and the other indebtedness of Borrower under this Agreement, of accrued interest thereon, of accrued fees, and of all payments made in respect of any thereof. Upon Borrower’s receipt from Bank of (a) reasonably satisfactory evidence of the loss, theft, destruction or mutilation of the Note (an “Impaired Note”) and (b) (i) in the case of mutilation, such Impaired Note for cancellation and (ii) in all cases, indemnity reasonably satisfactory to Borrower and reimbursement of Borrower’s reasonable out-of-pocket expenses incidental thereto, Borrower shall make and deliver to Bank a new replacement Note of like tenor, date and principal amount in lieu of the Impaired Note.

§4. COLLATERAL.

§4.1 Borrower Collateral. The Obligations (together with all indebtedness, obligations and duties of Borrower to Bank arising under or in connection with the Existing Term Note, the Revolving Note, the Revolving Credit Agreement, any Term Note, as that term is defined in the Revolving Credit Agreement, and any other Credit Documents, as that term is defined in the Revolving Credit Agreement, all as more particularly described in the Revolving Credit Agreement) shall be secured at all time by a perfected, first priority security interest in all of the Borrower Collateral. Without limiting the generality of the preceding sentence, the Obligations shall be secured at all times by a perfected (both by filing and possession by Bank of the related Equity Certificates), first-priority security interest in and pledge of all of the Capital Securities of each Subsidiary.

§4.2 Other Collateral. The Obligations shall be secured at all times by (a) a perfected, first priority mortgage on, collateral assignment of and security interest in all Ark Real Estate Collateral; (b) a perfected, first priority security interest in all Ark Shuckers Collateral; and (c) a perfected, first priority security interest in all Ark Island Collateral, subject to any limitations set forth in the Mortgage and the Security Agreements.

§5. CONDITIONS OF LENDING.

§5.1 Documentary Conditions Precedent to be Satisfied Before Closing. The obligation of Bank to make the Advance is subject to the condition precedent that Bank shall have received, on or before the Agreement Date, the following, all in form and substance satisfactory to Bank:

(a) The Note duly executed by Borrower;

(b) An amended and restated security agreement duly executed by Borrower, which amends and restates Borrower’s obligations and liabilities under the Borrower Security Agreement, covering the Borrower Collateral and securing all obligations of Borrower, Rio and AC heretofore secured by the Borrower Security Agreement and all Obligations (the “Borrower Amended and Restated Security Agreement”), together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interests created by the Borrower Amended and Restated Security Agreement; and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) above and no other financing statements;

(c) Evidence of the issuance of all insurance policies and loss payee endorsements required by the terms of the Borrower Security Agreement as modified by the Borrower Security Agreement Modification;

(d) Judgment, tax lien and litigation searches in all relevant jurisdictions showing that there are no outstanding judgments, tax liens or pending lawsuits against Borrower or any property of Borrower except as disclosed herein;

(e) A certified copy of the resolutions of the board of directors of Borrower approving and authorizing each Credit Document to which it is a party and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to each such Credit Document;

(f) A certificate of the Secretary or an Assistant Secretary of Borrower certifying the name and true signatures of its officers authorized to sign each Credit Document to which it is a party and the other documents to be delivered by it hereunder;

(g) A certificate of status issued by the New York Secretary of State with respect to Borrower; a copy of Borrower’s articles of incorporation certified by such Secretary of State; and a copy of Borrower’s bylaws certified as true and complete by an Authorized Representative;

(h) a Mortgage, Assignment of Rents and Security Agreement, encumbering the Real Estate Collateral, duly executed by Ark Real Estate (the “Mortgage”);

(i) an Environmental Compliance and Indemnification Agreement duly executed by Borrower and Ark Real Estate (the “Environmental Indemnity”);

(j) a true and correct copy of that certain Lease Agreement by and between Ark Real Estate, as landlord, and Ark Shuckers, as tenant, pursuant to which Ark Shuckers leases the Ark Real Estate Collateral from Ark Real Estate, duly executed by Ark Real Estate and Ark Shuckers (the “Lease”);

(k) a subordination and attornment agreement duly executed by Ark Real Estate and Ark Shuckers with respect to the Lease;

(l) evidence of completion of all recordings and filings as may be necessary, or, in the opinion of Bank, desirable, to perfect the security interest and liens created by the Mortgage;

(m) evidence of the issuance of all insurance policies and mortgagee endorsement required by the terms of the Mortgage;

(n) a current, fully paid for, ALTA-Form title insurance commitment (the “Title Commitment”) which is issued by a nationally recognized title insurance company satisfactory to Bank (the “Title Company”), contains “GAP coverage” and binds the Title Company to issue an ALTA-Form extended coverage mortgagee title insurance policy (the “Title Policy”) which is in the principal amount of the Note (or such lesser amount acceptable to Bank), which insures that the Mortgage is a valid first lien on the Units subject only to exceptions, if any, which Bank approves in writing and which contains a Florida Form 9 endorsement, a variable rate endorsement, a condominium endorsement, and whatever other endorsements are required by Bank;

(o) evidence that the Commercial Units are zoned so as to permit their current use as a restaurant and the Residential Units are so zoned to permit therein current use as a hotel for transient guests and violate no zoning, building, safety or handicapped access codes or regulations;

(p) copies of all licenses and contracts relevant to the Units’ use or operation;

(q) A Security Agreement (the “Ark Shuckers Security Agreement”) duly executed by Ark Shuckers covering the Ark Shuckers Collateral and securing the Obligations and the obligations of Ark Shuckers under any Cash Management Agreement, together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interest created by the Ark Shuckers Security Agreement, and (ii) reports acceptable to Bank listing the financing statements referred to in clause(i) above and no other financing statements;

(r) Evidence of the issuance of all insurance policies and loss payee endorsements required by the terms of the Ark Shuckers Security Agreement;

(s) A Security Agreement (the “Ark Island Security Agreement”) duly executed by Ark Island covering the Ark Island Collateral and securing the Obligations and the obligations of Ark Island under any Cash Management Agreement, together with (i) financing statements (form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in Bank’s reasonable opinion, desirable to perfect the security interest created by the Ark Island Security Agreement, and (ii) reports acceptable to Bank listing the financing statements referred to in clause (i) above and no other financing statements;

(t) whatever certificates, resolutions, consents and other evidence Bank may reasonably require regarding the organization and existence of Rio, AC. Las Vegas, Ark Real Estate, Ark Shuckers and Ark Island and regarding their authority and power to enter into and perform the Credit Documents to which each is a party;

(u) current financial statements and income verifications for Borrower;

(v) UCC, tax lien, bankruptcy and judgment searches in all appropriate offices disclosing that no financing statements, bankruptcy filings, tax liens or judgments liens are outstanding against Borrower, and a litigation search in New York, with respect to Borrower, disclosing that Borrower is not a defendant in any litigation and unfavorable outcome in which could have a material, adverse effect on Borrower’s financial condition;

(w) Payment by Borrower (of, if already paid, reimbursement to Bank for) all reasonable costs and expenses in connection with the preparation, execution, delivery, filing and recording of the Credit Documents, including the reasonable fees and out-of-pocket expenses of counsel for Bank with respect thereto, all surveying costs, appraisal fees, environmental review costs, title insurance premiums, collateral inspection expenses and all other costs incurred by Bank in connection therewith;

(x) a favorable opinion of Davidoff Hutcher & Citron LLP, New York counsel for Borrower, Rio, AC, Las Vegas, Ark Real Estate, Ark Shuckers and Ark Island, and of Koeppel Law Group, P.A., Florida counsel for Ark Real Estate, Ark Shuckers and Ark Island, covering such matters as Bank may request;

(y) all documents required by §5.1 of the Revolving Credit Agreement; and

(z) such other approvals, certificates, opinions and documents as are required by any closing checklist regarding this Agreement or as Bank may reasonably request.

§5.2 Other Conditions Precedent to Advance. The obligation of Bank to make the Advance is subject to the fulfillment of each of the following conditions to Bank’s satisfaction:

(a) Each of the Representations and Warranties shall, in the determination of Bank in its reasonable discretion, be true and correct in all material respects at and as of the time of the Advance, with and without giving effect to the Advance and to the application of the proceeds thereof, except those expressly stated to be made as of a particular date which shall be true and correct in all material respects as of such date;

(b) No Default or Event of Default shall have occurred and be continuing at the time of the Advance, with or without giving effect to the Advance and to the application of the proceeds thereof;

(c) Receipt by Bank, within a reasonable time after Bank’s request, of such materials as may have been requested pursuant to §9 as, when and to the extent required to be delivered thereunder;

(d) The Advance will not contravene any Applicable Law;

(e) All legal matters incident to the Advance and the other transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Bank;

(f) No Federal tax liens or other Liens (besides Permitted Liens) shall have been filed against any of the Collateral;

(g) Each Obligor is Solvent and will be so after giving effect to the Advance.

§5.3 No Waiver. No failure by Bank to insist on fulfillment, before it makes the Advance, of any condition precedent specified in §5.1 and §5.2 shall operate as a waiver of or otherwise impair its right to insist on such condition precedent’s fulfillment, and any failure to fulfill such condition precedent immediately upon demand shall constitute a default of a covenant or agreement hereunder.

§6. CERTAIN REPRESENTATIONS AND WARRANTIES OF BORROWER.

In order to induce Bank to enter into this Agreement and to make the Advance, Borrower represents and warrants to Bank as follows (and will continue to do so as long as this Agreement is in effect):

§6.1 Organization: Power; Qualification; Compliance; Approval. Each Obligor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has the corporate power and authority to own its properties and to carry on its businesses as now being and proposed to be hereafter conducted, and is duly qualified, in good standing, and authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification, good standing or authorization. Each Obligor is conducting its business in material compliance with all Applicable Law.

§6.2 Subsidiaries. As of the Agreement Date, the only Subsidiaries are the companies listed in Schedule 6.2 herein. Borrower owns 50 percent or more of the issued and outstanding Capital Securities of the Subsidiaries (and owns 100 percent of the issued and outstanding Capital Securities of Ark Real Estate, Ark Shuckers and Ark Island), or such Subsidiaries are otherwise Controlled by Borrower.

§6.3 Solvency. Each Obligor is and will be Solvent after giving effect to the transactions contemplated by the Credit Documents.

§6.4 Authorization and Compliance of Agreement and Note. Each Obligor has the corporate or limited liability company power, and has taken all necessary corporate or limited liability company and other (including stockholder and member, if necessary) action to authorize it to execute, deliver and perform the Credit Documents to which it is a party in accordance with their respective terms, to incur its other obligations under and each of the Credit Documents to which it is a party and to borrow or guaranty (as the case may be) hereunder. Each of the Credit Documents delivered on the Agreement Date has been duly executed and delivered by the Obligor party thereto and is a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms. The execution, delivery and performance of the other Credit Documents by each Obligor party thereto in accordance with their respective terms, and the incurring of obligations thereunder by the Obligor, do not and will not (a) require (i) any Governmental Approval or (ii) any consent or approval of the stockholders or members of such Obligor that has not been obtained, or adversely affect in any way the validity or enforceability of any Credit Document , (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any Contract to which such Obligor is a party or by which its or any of its properties may be bound, (ii) any Applicable Law, unless in any such case the violation would not have a Material Adverse Effect or adversely affect in any way the validity or enforceability of any Credit Document or (iii) such Obligor’s articles of incorporation or organization or bylaws or operating agreement, or (c) result in or require the creation of any Lien upon any assets of such Obligor (other than Permitted Liens).

§6.5 Litigation. Except as set forth on Schedule 6.5 hereto, as of the Agreement Date there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings, pending (or to the knowledge of Borrower overtly threatened in writing), against or in any other way relating to or affecting any Obligor or other Subsidiary, or the business or any property of any Obligor or other Subsidiary, except actions, suits or proceedings that, if adversely determined, would not (i) result in liability more than $150,000.00 above the amount of insurance coverage in effect with respect thereto or (ii) have a Material Adverse Effect.

§6.6 Burdensome Provisions. No Obligor is a party to or bound by any Contract that is likely to have a Material Adverse Effect.

§6.7 No Material Adverse Change or Event. Between June 27, 2015 and the Agreement Date, no change in the business, assets, liabilities, financial condition or results of operations of Borrower or its Subsidiaries has occurred, and no event has occurred or failed to occur, which has had or constituted or would reasonably be expected to have or constitute, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect.

§6.8 No Adverse Fact. No fact or circumstance is known to Borrower as of the date hereof which Bank could not reasonably be expected to be aware of and which, either alone or in conjunction with all other such facts and circumstances, has had a Material Adverse Effect that has not been set forth or referred to in the financial statements referred to in §10(a) or in a writing specifically captioned “Disclosure Statement” and delivered to Bank prior to the date hereof. If a fact or circumstance disclosed in such financial statements or Disclosure Statement, or if an action, suit or proceeding disclosed in Schedule 6.5, should in the future have or constitute a Material Adverse Effect upon Borrower or any Subsidiary or upon this Agreement or any other Credit Document, such Material Adverse Effect shall be a change or event subject to §6.8 notwithstanding such disclosure.

§6.9 Title to Properties. Borrower has, as of the date of such financial statements or Forms 10-Q or 10-K, as the case may be, title to its properties reflected on the financial statements referred to in §9 or its most recent Form 10-Q or Form 10-K subject to no Liens or material adverse claims except Permitted Liens.

§6.10 Patents, Trademarks, Etc. Borrower and Subsidiaries each owns, or is licensed or otherwise has the lawful right to use, all Intellectual Property used in or necessary for the conduct of its business as currently in any material respect conducted. To Borrower’s knowledge, the use of such Intellectual Property by Borrower or such Subsidiary does not infringe on the rights of any Person.

§6.11 Margin Stock; Etc. The proceeds of the Advance will be used by Borrower, Ark Real Estate, Ark Shuckers and Ark Island only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Advances a “purpose credit” within the meaning of Regulation U. Neither Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board of Governors of the Federal Reserve Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.

§6.12 Investment Company. Borrower is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1, et seq.). The application of the proceeds of the Advance and repayment thereof by Borrower and the performance by Borrower of the transactions contemplated by the Credit Documents will not violate any provision of that statute, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof.

§6.13 ERISA.

(a) Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in material compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except for circumstances where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(b) Neither Borrower nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any material accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other material liability to the PBGC which remains outstanding, other than the payment of premiums (and there are no premium payments which are due and unpaid which could reasonably be expected to have a Material Adverse Effect), (iii) failed to make a required material contribution or payment to a Multiemployer Plan, or (iv) failed to make a material required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan;

(c) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

(d) The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

(e) Each Employee Benefit Plan maintained by Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other Applicable Law, except for circumstances where the failure to comply or accord could not reasonably be expected to have a Material Adverse Effect;

(f) The making of the Advance will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

(g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of Borrower after due inquiry, is threatened concerning or involving any Employee Benefit Plan.

§6.14 No Default. As of the date hereof, to the best of Borrower’s knowledge, there exists no Default or Event of Default.

§6.15 Hazardous Materials. Each Obligor is in compliance with all applicable Environmental Laws in all material respects. Borrower has not been notified in writing of any action, suit, proceeding or investigation which, and Borrower is not aware of any facts which, (a) calls into question, or could reasonably be expected to call into question, compliance by any Obligor with any Environmental Laws, (b) seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, or (c) seeks to cause any property of any Obligor to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law to which such Obligor is not currently subject, which in the case of any matter described in items (a), (b) or (c) above would result in a Material Adverse Effect.

§6.16 Employment Matters. (a) Except as set forth in Schedule 6.16, none of the employees of Borrower or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of Borrower, overtly threatened in writing against Borrower or any Subsidiary or between Borrower or any Subsidiary and any of its employees, other than those which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(b) Except as set forth in Schedule 6.16 or to the extent a failure to maintain compliance would not have a Material Adverse Effect, Borrower and each Subsidiary are in compliance in all respects with all Applicable Law pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending nor to Borrower’s knowledge overtly threatened in writing any litigation, administrative proceeding nor, to the knowledge of Borrower, any investigation, in respect of such matters which, if decided adversely, would individually or in the aggregate have a Material Adverse Effect.

§6.17 RICO. Neither Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that would subject any of its properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law (civil or criminal) or other similar laws.

§7. CERTAIN GENERAL COVENANTS.

As long as this Agreement is in effect, unless Bank shall otherwise consent in writing, Borrower shall perform and observe the following:

§7.1 Preservation of Existence and Properties, Scope of Business, Compliance with Law, Payment of Taxes and Claims. (a) Preserve and maintain its corporate existence and all of its other franchises, licenses, rights and privileges, (b) preserve, protect and obtain all Intellectual Property, and preserve and maintain in good repair, working order and condition all other properties, required for the conduct of its business as presently conducted, all in accordance with customary and prudent business practices, (c) engage only in the business in which it is engaged as of the Agreement Date and related businesses that in Bank’s reasonable judgment are closely related thereto, (d) comply with all Applicable Laws (including all Environmental Laws and all racketeer influenced and corrupt organizations law), (e) except to the extent permitted otherwise in §§7.4(a) and 7.4(b), pay or discharge when due all Taxes owing by it or imposed upon its property (for the purposes of this clause, such Taxes shall be deemed to be due on the date after which they become delinquent), and all liabilities which might become a Lien (other than a Permitted Lien) on any of the Collateral, (f) take all action and obtain all Governmental Approvals required so that its obligations under the Credit Documents will at all times be valid and binding and enforceable in accordance with their respective terms, and (g) obtain and maintain all licenses, permits and approvals of Governmental Authorities and as are required for the conduct of its business as presently conducted, except where failure to do any of the foregoing would not have a Material Adverse Effect.

§7.2 Insurance. Maintain property, liability and flood insurance with responsible insurance companies acceptable to Bank against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law.

§7.3 Use of Proceeds. Use the Advance only for the purposes described in §2.2 and refrain from using proceeds of the Advance to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, Borrower shall furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

§7.4 Liens. Not incur, create or permit to exist any Lien with respect to any of the Collateral now owned or hereafter acquired by Borrower, Ark Real Estate, Ark Shuckers and Ark Island, other than the following (“Permitted Liens”):

(a) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims which either are not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b) statutory and contractual Liens of landlords, carriers, warehousemen, mechanics or materialmen on Borrower’s equipment and inventory and other Liens on such equipment and inventory imposed by law or created in the ordinary course of business for amounts either which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c) Liens incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers’ compensation, Taxes, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, Contracts (other than for the repayment of Debt), statutory obligations and other similar obligations or arising as a result of progress payments under government Contracts;

(d) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of Borrower, Ark Real Estate, Ark Shuckers and Ark Island taken as a whole and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to Borrower, Ark Real Estate, Ark Shuckers and Ark Island;

(e) Liens with respect to any Collateral now owned or hereafter acquired by Borrower for an amount less than $1,000.00 in any one instance and less than $5,000.00 in the aggregate.

§7.5 Merger and Consolidation. (a) Not consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets; provided, however, after notice thereof to Bank, (i) any Subsidiary may merge, sell, transfer, lease or otherwise dispose of, all or substantially all of its assets into or consolidate with Borrower or any Subsidiary wholly owned by Borrower, (ii) any Subsidiary may liquidate, windup or dissolve so long as all of its assets (subject to its liabilities) are transferred to Borrower or to another Subsidiary, (iii) any other Person may merge into or consolidate with Borrower or any Subsidiary wholly owned by Borrower.

§7.6 Debt. Not incur or allow to exist Debt (excluding Debt described on Schedule 7.6 and Debt owed to Bank) in excess of $100,000.00 at any one time outstanding.

§7.7 Compliance with ERISA. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan, not:

(a) permit the occurrence of any Termination Event which would result in a material liability on the part of Borrower or any ERISA Affiliate to the PBGC; or

(b) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

(c) permit any material accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

(d) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

(e) engage, or permit Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 or ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed and which would reasonably be expected to result in a Material Adverse Effect; or

(f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to Borrower or any ERISA Affiliate or increase the obligation of Borrower or any ERISA Affiliate to a Multiemployer Plan where such establishment or amendment would reasonably be expected to result in a Material Adverse Effect; or

(g) fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other Applicable Law and interpretations thereof.

§7.8 Fiscal Year. Not change its Fiscal Year.

§7.9 Dissolution, etc. Not wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution.

§7.10 Limitations of Sales and Leasebacks. Not enter into any arrangement with any Person providing for the leasing by Borrower or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or any Subsidiary.

§7.11 Change in Control. Not cause or permit to occur any Change of Control or Material Management Change.

§7.12 Negative Pledge Clauses. Not enter into or cause, suffer or permit to exist any agreement with any Person other than Bank pursuant to this Agreement or any other Credit Documents which prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, except in connection with Permitted Liens.

§7.13 Intellectual Property. Not sell, assign, encumber or otherwise dispose of any of its Intellectual Property, except for the licensing of Intellectual Property in the ordinary course of business and sales, assignments or other dispositions of Intellectual Property no longer used or useful in Borrower’s business; and maintain each Trademark useful in its business.

§7.14 Deposit Relationship. Maintain with Bank a cash concentration account for cash needed above regular operations plus any other amount needed for performance of this Agreement and the Note.

§7.15 Expired Building Permit. Take all actions required by Governmental Authorities with respect to the Expired Building Permit including renewal of such permit, submission of an engineer’s report certifying compliance with applicable building code requirements, and a surveyor’s report certifying compliance with flood and elevation requirements, in order to cause the Expired Building Permit to be in compliance with Applicable Laws with 120 days after the date of this Agreement.

§7.16 Parking Agreement. Use commercial reasonable efforts to obtain an agreement, in form and content reasonably satisfactory to Bank, within 60 days after the date of this Agreement, duly executed by Robert Rigel, individually and as trustee, conferring upon Bank the benefits of the Parking Agreement after foreclosure of the Mortgage, or a deed in lieu of foreclosure, and if so obtained, cause Ark Shuckers Real Estate to promptly duly execute and deliver such agreement to Bank.

§7.17 Subsidiaries. Cause each Subsidiary to comply with each covenant contained in this §7 as though references therein to Borrower were references to such Subsidiary.

§8. CERTAIN FINANCIAL COVENANTS.

§8.1 Tangible Net Worth. As long as this Agreement is in effect, Borrower shall maintain a Tangible Net Worth of not less than $22,000,000.00. Borrower’s compliance or non-compliance with this covenant shall be tested at least quarterly at the end of each Fiscal Period using the statements described in §9.1(a) and §9.1(b).

§8.2 Fixed Charge Coverage Ratio. As long as this Agreement is in effect, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.1:1. Borrower’s compliance or non-compliance with this covenant shall be tested quarterly for each Fiscal Period on a trailing 12-month basis using the statements described in §9.1(a) and (b).

§8.3 Net Income. As long as this Agreement is in effect, Borrower shall maintain a Net Income Attributable to Borrower and Subsidiaries of not less than $2,000,000.00. Borrower’s compliance or non-compliance with this covenant shall be tested annually for each Fiscal Year using the statements described in §9.1(a).

§9. INFORMATION.

§9.1 Financial Statements and Information to be Furnished. As long as this Agreement is in effect, Borrower shall deliver to Bank:

(a) Year-End Statements; Accountants’ and Officer’s Certificates. As soon as available and in any event no later than that date which is the later of: (x) 90 days after the end of each Fiscal Year and (y) the filing of Borrower’s Form 10-K if an extension was properly filed with the Securities and Exchange Commission and such Form 10-K is filed within the permitted extension (or, in the case of the certificates specified in clause (ii) below 120 days after the end of each Fiscal Year), (i) consolidated balance sheets of Borrower and the Subsidiaries as at the end of each Fiscal Year, and the notes thereto, and related consolidated statements of income, shareholders’ equity and cash flow, and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the financial statements, opinions of independent certified public accountants of national standing selected by Borrower and reasonably acceptable to Bank, which are unqualified as to the scope of the audit performed and as to the “going concern” status of Borrower and the Subsidiaries and without any exception and (ii), within 30 days thereafter, a certificate signed by an Authorized Representative and demonstrating compliance with §§8.1, 8.2 and 8.3 and Borrower’s other covenants herein.

(b) Quarterly Statements; Officer’s Certificates. As soon as available and in any event within 45 days after the end of each Fiscal Period, (i) consolidated balance sheets of Borrower and the Subsidiaries as of the end of such Fiscal Period and related consolidated statements of income, shareholders’ equity and cash flow, all prepared in accordance with GAAP (except for normal year-end adjustments) and (ii) within 30 days thereafter, a certificate signed by an Authorized Representative and demonstrating compliance with §§8.1 and 8.2 and Borrower’s other covenants herein.

(c) Annual Projections. As soon as available and in any event within 120 days after the end of each Fiscal Year, projections for the succeeding two (2) Fiscal Years including a balance sheet, income statement and statement of cash flow, all on a consolidated basis.

(d) Additional Materials.

(i) Promptly upon Borrower’s becoming aware thereof, notice of each federal statutory Lien, tax or other state or local government Lien or other Lien (other than Permitted Liens) filed against the property of Borrower or any Subsidiary;

(ii) From time to time and within a reasonable time after Bank’s request, such data, certificates, reports, statements, or further information regarding this Agreement, any other Credit Document, any Credit Extension, any Collateral or any other transaction contemplated hereby, or the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower and the Subsidiaries, as Bank may request, in each case in form and substance, with a degree of detail, and certified in a manner, reasonably satisfactory to Bank.

(e) Notice of Defaults, Litigation and other Matters. Promptly after Borrower obtains knowledge thereof, notice of: (i) any Default; (ii) the commencement of any action, suit or proceeding or investigation in any court or before any arbitrator of any kind or by or before any Governmental Authority or non-governmental body against or in any other way relating adversely to or materially adversely affecting (A) Borrower or any Subsidiary, or any of its businesses or properties, that, if adversely determined, singly would result in liability more than $150,000.00 above the amount covered by insurance or (2) otherwise would, singly or in the aggregate, have a Material Adverse Effect, or (B) in any material way this Agreement or the other Credit Documents or any transaction contemplated hereby or thereby; (iii) any amendment of the articles of incorporation or bylaws of Borrower or the articles of incorporation, bylaws, certificate of formation or operating agreement of any Subsidiary; and (iv) any significant material adverse development in any lawsuits described in Schedule 6.5.

§9.2 Accuracy of Financial Statements and Information.

(a) Historical Financial Statements. Borrower hereby represents and warrants to Bank: (i) that the financial statements heretofore furnished to Bank are complete and correct and present fairly in all material respects, in accordance with GAAP applied on a Consistent Basis throughout the periods involved, the financial position of Borrower and the Subsidiaries on a consolidated basis as at their respective dates and the results of operations, retained earnings and, as applicable, the changes in financial position or cash flows of Borrower and Subsidiaries for the respective periods to which such statements relate, and (ii) that, except as disclosed or reflected in such financial statements, Borrower and the Subsidiaries have no liabilities, contingent or otherwise, nor any unrealized or anticipated losses as of the respective date(s) of such financial statements and required to be included in such financial statements, that, singly or in the aggregate, have had or are likely to have a Material Adverse Effect.

(b) Future Financial Statements. All financial statements delivered pursuant to §9.1, shall be complete and correct and present fairly in all material respects, in accordance with GAAP applied on a Consistent Basis (except to the extent Bank approves in writing any departures from GAAP), the financial position of Borrower and the Subsidiaries, as at their respective dates and the results of operations, retained earnings, and cash flows of Borrower and the Subsidiaries for the respective periods to which such statements relate, and their furnishing to Bank shall constitute a Representation and Warranty by Borrower made on the date they are furnished to Bank to that effect and to the further effect that, except as disclosed or reflected in such financial statements, as at the respective dates thereof, Borrower and its Subsidiaries, to Borrower’s knowledge, had no liability, contingent or otherwise, nor any unrealized or anticipated loss as of the respective date(s) of such financial statements and required to be included in such financial statements, that, singly or in aggregate, has had or is likely to have a Material Adverse Effect.

(c) Historical Information. Borrower hereby represents and warrants to Bank that, to Borrower’s actual knowledge, all Information furnished to Bank in writing by or at the direction of Borrower prior to the Agreement Date in connection with or pursuant to this Agreement and the relationship established hereunder, at the time it was so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any such prepared in the ordinary course of business, was complete and correct in all material respects in the light of the purpose prepared, and, in the case of any such the preparation of which was requested by Bank, was complete and correct in all material respects to the extent necessary to give Bank true and accurate knowledge of the subject matter thereof, (ii) did not contain any untrue statement of a material fact, and (iii) did not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, Borrower represents and warrants that all plans, projections and forecasts of future events or future financial results were prepared to the best of Borrower’s knowledge, but does not represent or warrant the achievement of the future results or the occurrence of the future events.

(d) Future Information. All Information furnished to Bank in writing by or at the direction of Borrower on and after the Agreement Date in connection with or pursuant to this Agreement or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement, to Borrower’s actual knowledge, shall, at the time it is so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any such prepared in the ordinary course of business, be complete and correct in all material respects in the light of the purpose prepared, and, in the case of any such required by the terms of this Agreement or the preparation of which was requested by Bank, be complete and correct in all material respects to the extent necessary to give Bank true and accurate knowledge of the subject matter thereof, (ii) not contain any untrue statement of a material fact, and (iii) not omit to state a material fact necessary in order to make the statements contained therein not misleading, and the furnishing of them to Bank shall constitute a Representation and Warranty by Borrower made on the date they are furnished to Bank to the effect specified in clauses (a), (b) and (c); provided, however, that as to all plans, projections and forecasts of future events or future financial results Borrower does not represent or warrant the achievement of the future results or the occurrence of the future events.

§9.3 Additional Agreements Relating to Disclosure. As long as this Agreement is in effect, Borrower shall perform and observe the following:

(a) Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or necessary to permit (i) the preparation of financial statements required to be delivered pursuant to §9.1 and (ii) the determination of Borrower’s compliance with the terms of this Agreement and the other Credit Documents.

(b) Visits and Inspections. Permit representatives (whether or not officers or employees) of Bank, from time to time during normal business hours, and as often as may be reasonably requested, to (i) visit and, upon reasonable prior notice, inspect any properties of Borrower and the Subsidiaries, (ii) inspect and make extracts from the books and records (including but not limited to management letters prepared by Borrower’s independent accountants), (iii) discuss with principal officers of Borrower and the Subsidiaries and the independent accountants of each the businesses, assets, liabilities, financial conditions, results of operations and business prospects of Borrower and its Subsidiaries and (iv) inspect the Collateral and the premises upon which any thereof is located, and verify the amount, quality, quantity, value and condition thereof of, or any other matter relating thereto.

§10. DEFAULT.

§10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it is voluntary or involuntary, or within or without the control of Borrower, or is effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or quasi-governmental body:

(a) Borrower fails to pay when due any amount in respect of principal of or interest on the Advance; or Borrower fails to pay when due any other Obligation which failure is not cured within any applicable cure period;

(b) Any Representation and Warranty at any time proves to have been incorrect, misleading or incomplete when made or deemed made; or

(c) Borrower defaults in the performance or observance of any covenant contained in §8 or §9 hereof; or

(d) Borrower defaults in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than a default described in §10.1(a) or (c)) and, if the default is reasonably capable of being cured, such default shall remain uncured for a period of 30 days after written notice thereof to Borrower; or

(e) An Event of Default as that term is defined in any Credit Document occurs; or

(f) Any Obligor defaults in the performance or observance of any term, covenant, condition or agreement contained in any Credit Document (other than this Agreement and other than as described in §10.1(e)), and, if the default is reasonably capable of being cured, such default remains uncured for a period of 30 days after written notice thereof to Borrower or such Obligor; or

(g) (i) Borrower or any Subsidiary (A) commences a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect) or under any other bankruptcy or insolvency law of any jurisdiction, (B) files a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (C) consents to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) applies for, or consent to, or fails to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets, domestic or foreign, (E) admits in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (F) makes a general assignment for the benefit of creditors, or (G) takes any corporate action for the purpose of effecting any of the foregoing; or

(ii) A case or other proceeding is commenced against Borrower or any Subsidiary in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or any Subsidiary of all or any substantial part of the assets, domestic or foreign, of Borrower or such Subsidiary or, and, in each case, such case or proceeding shall continue undismissed or unstayed for a period of 30 days, or an order granting the relief requested in such case or proceeding against Borrower or such Subsidiary (including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or

(h) A judgment or order for the payment of money in an amount that exceeds by $150,000.00 the amount of insurance coverage applicable thereto is entered against Borrower or any Subsidiary by any court and either (A) such judgment or order shall continue undischarged and/or unbonded or unstayed for a period of 30 days or (B) enforcement proceedings shall have been commenced upon such judgment or order; or

(i) Any Obligor makes any written statement or brings any action challenging the enforceability or binding effect of any of the Credit Documents; or

(j) The dissolution of any Obligor occurs except as expressly permitted herein; or

(k) A Change of Control or a Material Management Change occurs; or

(l) Borrower or any Subsidiary engages, or is indicated for engaging, in any conduct or activity that constitutes a felony (or the equivalent thereof under Applicable Law); or

(m) All or a substantial part of the Collateral is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of any Collateral is assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority and the same has or is reasonably likely to have a Material Adverse Effect; or

(n) Borrower breaches any of the material terms or conditions of any agreement under which any Rate Hedging Obligation is created and such breach continues beyond any applicable grace period, or any action is taken by Borrower to discontinue (except with the consent of Bank if it is a counterparty to such agreement) or assert the invalidity or unenforceability of any such agreement or Rate Hedging Obligation; or

(o) Bank fails or ceases to have a perfected, first-priority (subject to Permitted Liens) security interest in any of the Collateral; or

(p) Bank determines in good faith that it is insecure, that a material adverse change in any Obligor’s financial condition has occurred, or that any Obligor’s ability to perform its or his obligations under any Credit Document has been materially impaired; or

(q) Borrower or any Subsidiary defaults in the payment of any Debt in excess of $150,000.00; or

(r) Borrower or any Subsidiary makes any transfer of assets owned by it for less than their equivalent value; or

(s) An Event of Default, as that term is defined in any credit agreement, note, security agreement or mortgage made by Borrower or a Subsidiary with or in favor of Bank (other than a Credit Document), including, but not limited to, an Event of Default as that term is defined in the Revolving Credit Agreement or an Event of Default as that term is defined in the Existing Term Note, occurs.

§10.2 Remedies. (a) If and at any time after a Default occurs, Bank’s obligation to the Advance hereunder shall, at Bank’s sole option, be suspended; provided, however, if Borrower cures such event or condition to Bank’s satisfaction prior to its becoming an Event of Default, such obligation shall be reinstated. Upon the occurrence of an Event of Default, Bank’s obligation to make the Advance hereunder shall, at Bank’s option, terminate.

(b) At any time after the occurrence of an Event of Default, Bank may, by notice to Borrower, declare the Note and the Advance and interest accrued thereon and all other amounts (including contingent obligations) owing under the Credit Documents to be immediately due and payable, whereupon the Note, the Advance, all such interest and all such other amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default described in §10.1(g), such obligation of Bank shall automatically terminate, the Note, the Advance, all such interest and all such other amounts shall automatically become and be due and payable in full without presentment, demand, protest or notice of any kind.

§10.3 No Waiver; Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by Applicable Law or the other Credit Documents.

§11. MISCELLANEOUS.

§11.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or other Credit Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the amendment or waiver is in writing and signed by the party against whom enforcement is sought and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

§11.2 Costs, Expenses and Taxes. Borrower shall pay (or, if already paid, reimburse Bank for) on demand: (a) all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Credit Documents, including the reasonable fees and out-of-pocket expenses of counsel for Bank, with respect thereto, with respect to any modifications thereof, with respect to reviewing and evaluating any Collateral and with respect to advising Bank as to its rights and responsibilities under the Credit Documents after an Event of Default or Default, (b) all costs and expenses (including reasonable counsel fees and expenses, including those incurred at the appellate level and in any insolvency proceedings) in connection with the enforcement of the Credit Documents, and (c) without limiting the generality of clause (a) above, all surveying costs, all appraisal fees, all environmental review costs, all title insurance premiums, all search costs, all filing fees, and all Collateral inspection expenses. Bank is hereby irrevocably authorized (but not required) to deduct any of the foregoing items from any account of Borrower with Bank; provided, that Bank shall provide to Borrower a statement of such items before any such deduction. In addition, Borrower shall pay on demand any and all documentary stamp, intangibles and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of the Credit Documents or in connection with the Advance, and agrees to indemnify and save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. Without limiting the force or effect of the immediately preceding sentence, Borrower hereby authorizes Bank to deduct from the amount of the Advance that is disbursed to Borrower the amount of any intangibles or documentary stamp tax that may be payable in connection with the Advance.

§11.3 Certain Collateral. As security for all Obligations, Borrower hereby grants Bank a continuing lien on and security interest in all deposit accounts (whether now existing or hereafter established) of Borrower with Bank or any affiliate thereof and all other property of Borrower that is now or hereafter owed by or in the possession or control of any branch or affiliate of Bank. At any time after an Event of Default, Bank may set off and apply any such deposit accounts against any and all obligations of Borrower under the Credit Documents, provided Bank shall have made demand on Borrower under a Credit Document. Bank shall endeavor to promptly notify Borrower after any such setoff has been made but shall not be liable to Borrower for failing to do so.

§11.4 No Joint Venture. Nothing contained in any Credit Document shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or joint venture or of any association between Bank and Borrower other than the relationship of creditor and debtor.

§11.5 Survival. All covenants, agreements and Representations and Warranties made by Borrower in this Agreement shall, notwithstanding any investigation by Bank, be deemed material and have been relied upon by Bank and shall survive the execution and delivery to Bank of this Agreement.

§11.6 Further Assurances. Borrower shall, upon the request of Bank, execute and deliver such further documents and do such further acts as Bank may reasonably request in order to fully effectuate the purposes of any Credit Document. In addition, without limiting the generality of the foregoing, Borrower shall promptly do (and shall cause any Obligor to do) whatever Bank requests to cure any obvious error (including any omission) in any of the Credit Documents.

§11.7 Sovereign Immunity; Government Interference. To the extent that Borrower or a Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, attachment prior to judgment, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder or any other Credit Documents. In addition, Borrower hereby irrevocably waives, as a defense to any action arising out of or relating hereto, the interference of any administrative or governmental authority of the jurisdiction(s) in which Borrower is domiciled or the impossibility of performance resulting from any law or regulation, or from any change in the law or regulations, of such jurisdiction(s).

§11.8 Assignment. This Agreement may not be assigned by Borrower without Bank’s prior written consent and any such assignment or attempted assignment without such prior written consent shall be null and void. Bank, without Borrower’s consent, but with prior notice, may assign, in whole or in part, this Agreement, any other Credit Documents and the Advance and, in connection therewith, may make whatever disclosures regarding Borrower, any Subsidiaries or any of the Collateral it considers desirable. This Agreement shall be binding upon and shall inure to the benefit of Borrower’s and Bank’s respective successors and assigns. With respect to Borrower’s successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for Borrower.

§11.9 Notices. All notices, requests, approvals, consents and other communications provided for hereunder shall be in writing and hand-delivered by a reputable national courier service such as FedEx, if to Borrower, at its address at 85 Fifth Avenue, New York, New York, Attention: Chief Financial Officer, and if, to Bank, at its address at 1177 Avenue of the Americas, New York, New York 10036-2790, Attention: General Counsel, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such communications shall, when hand-delivered, be effective when received or refused except that notices to Bank shall not be effective unless and until received by an officer of Bank.

§11.10 Taxes. All payments provided for herein or in any other Credit Documents shall be made free and clear of any deductions for any present or future Taxes. If any Taxes are imposed or required to be withheld from any payment, then, to the extent such Taxes are generally paid by other borrowers of Bank, Borrower shall (a) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder and (b) promptly pay all Taxes to the appropriate taxing authority for the account of Bank and, as promptly as possible thereafter, send Bank an original receipt showing payment thereof, together with such additional documentary evidence as Bank may from time to time reasonably require. Borrower shall indemnify Bank from and against any and all Taxes (irrespective of when imposed) and any related interest and penalties that may become payable by Bank as a consequence of Borrower’s failure to perform any of its obligations under the preceding sentence.

§11.11 Entire Agreement. This Agreement and the other Credit Documents supersede all prior negotiations, communications and agreements (written or oral), discussions and correspondence concerning the subject matter hereof. Borrower and Bank agree that any inconsistency or discrepancy between the provisions of this Agreement and any other documentation evidencing the Obligations of Borrower to Bank shall be resolved in the manner most favorable to Bank.

§11.12 Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement. Delivery of any executed counterpart of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Borrower acknowledges that information and documents relating to this Agreement and the credit accommodations provided for herein may be transmitted through electronic means.

§11.13 Patriot Act Notice; OFAC. Bank hereby notifies Borrower and the Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended (the “Patriot Act”), and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Borrower and the Subsidiaries, which information includes the name and address of Borrower and the Subsidiaries and such other information that will allow Bank to identify Borrower and the Subsidiaries in accordance with the Patriot Act. Borrower represents and covenants that neither it nor any Subsidiary will knowingly become a person (individually, a “Prohibited Person” and collectively “Prohibited Persons”) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibitions or restriction imposed by laws, rules, regulations or executive orders, including Executive Order No. 13224, administered by OFAC (collectively the “OFAC Rules”). Borrower represents and covenants that neither it nor any Subsidiary (a) is or will become directly or indirectly owned or controlled by a Prohibited Person, (b) is acting or will knowingly act for or on behalf of a Prohibited Person, (c) is (to Borrower’s knowledge) otherwise associated with or will knowingly become associated with a Prohibited Person, (d) is providing or will knowingly provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Borrower will not knowingly transfer any interest in

Borrower to a Prohibited Person and will ensure no Subsidiary does so. Borrower shall immediately notify Bank if Borrower or any Subsidiary has knowledge that any member or beneficial owner of Borrower or a Subsidiary or any constituent entity thereof is or becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not enter into any transaction or undertake any activities related to the Credit Extensions in violation of the federal Bank Secrecy Act, as amended (“BSA”), 31 U.S.C. §5311, et seq. or any federal or state laws, rules, regulations or executive orders, including, but not limited to, 18 U.S.C. §§1956, 1957 and 1960, prohibiting money laundering and terrorist financing (collectively, “Anti-Money Laundering Laws”) and will ensure no Subsidiary does so. Borrower shall (A) not use or knowingly permit the use of any proceeds of the Credit Extensions in any way that will violate either the OFAC Rules or Anti-Money Laundering Laws and will ensure no Subsidiary does so, (B) comply and cause all of the Subsidiaries to comply with applicable OFAC Rules and Anti-Money Laundering Laws, (C) provide information as Bank may require from time to time to permit Bank to satisfy its obligations under the OFAC Rules and/or the Anti-Money Laundering Laws and (D) not knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing, and ensure that no Subsidiary does so.

§11.14 Severability. The provisions of this Agreement and each other Credit Document are severable and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect or invalidate such provision in any other jurisdiction or any other provision of any of the Credit Documents in any jurisdiction.

§11.15 No Third-Party Reliance; Not a Fiduciary, Etc. (a) The agreements of Bank hereunder are made solely for the benefit of Borrower and the benefit of Bank, as applicable, and may not be relied upon or enforced by any other person.

(b) Borrower hereby acknowledges that Bank is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that Bank act or be responsible as a fiduciary to Borrower, Borrower’s management, stockholders, creditors or any other person. Borrower and Bank hereby expressly disclaim any fiduciary relationship and agree each party is responsible for making its own independent judgments with respect to any transactions entered into between the parties. Borrower also hereby acknowledges that Bank has not advised and is not advising Borrower as to any legal, accounting, regulatory or tax matters, and that Borrower is consulting its own advisors concerning such matters to the extent Borrower deems it appropriate.

§11.16 Further Assurances; Corrections of Defects. Borrower intending to be legally bound hereby, agrees to promptly correct any defect, error or omission, upon the request of Bank, which may be discovered in the contents of any of the Credit Documents, or in the execution or acknowledgement hereof, and Borrower shall execute, or re-execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Bank to satisfy the terms and conditions of the Credit Documents, and all documents executed in connection therewith, including but not limited to the recording, filing or perfecting of any document given for securing and perfecting liens, mortgages, security interests and interests to secure the obligations evidenced by the Credit Documents, and shall cause each Subsidiary to do so.

§11.17 Usury Savings Clause. Borrower and Bank intend that interest not be charged at a rate or in an amount exceeding the maximum rate or amount permitted by Applicable Law. Should any interest or other charges paid or payable hereunder result in the computation or earning of interest in excess of the maximum rate or amount of interest permitted by Applicable Law, such excess interest and charges shall be (and the same hereby are) waived by Bank, and the amount of such excess paid shall be automatically credited against, and be deemed to have been payments in reduction of, the principal then due hereunder, and any portion of such excess paid which exceeds the principal then due hereunder shall be paid by Bank to Borrower.

§11.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts-of-law rule or principle that would give effect to the law of another jurisdiction.

§11.19 Jurisdiction. Borrower hereby irrevocably agrees that any action or proceeding relating to any Credit Document that is brought by Bank may be tried by the courts of the State of New York sitting in or for New York County, New York, or the United States district courts sitting in or for such county. Borrower hereby irrevocably submits, in any such action or proceeding, to the non-exclusive jurisdiction of each such court and irrevocably waives the defense of an inconvenient forum with respect to any such action or proceeding.

§11.20 Approvals and Consents. Bank may grant or deny any approval or consent contemplated hereby in its reasonable discretion, except as otherwise provided herein.

§11.21 Indemnification; Limitation of Liability. Borrower shall indemnify and hold harmless Bank and each of its affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any Collateral, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advance or the manufacture, storage, transportation, release or disposal of any Hazardous Material on, from, over or affecting any of the Collateral or any of the assets, properties or operations of Borrower, any Subsidiary or any predecessor in interest, directly or indirectly, except to the extent such claim, damage, loss, liability, cost or expense results from such Indemnified Party’s gross negligence or willful misconduct or willful breach of this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this §11.21 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower hereby waives and agrees not to assert any claim against Bank, any of its affiliates, or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advance. To the extent that any of the indemnities required from Borrower under this §11.21 are unenforceable because they violate any Applicable Law or public policy, Borrower shall pay the maximum amount which it is permitted to pay under Applicable Law.

§11.22 Jury Trial Waiver. BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS CLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS TO WHICH EITHER IS A PARTY. BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK NOR BANK’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS §11.22 HAVE BEEN A MATERIAL INDUCEMENT TO BANK TO ENTER INTO THIS AGREEMENT AND TO MAKE ADVANCES HEREUNDER.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date hereof.

ARK RESTAURANTS CORP.

By: /s/: Robert Stewart
Name: Robert Stewart
Title: President

BANK HAPOALIM B.M.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

UNITS

Units C1, C2, C3 and C4 and Apartments Nos. 111 and 201, ISLAND BEACH CLUB, A CONDOMINIUM, according to the Declaration of Condominium recorded in Official Records Book 343, at Page 372, and all exhibits and amendments thereof, Public Records of St. Lucie County, Florida, together with the undivided share of common elements and the limited common elements appurtenant thereto.

SCHEDULE 6.2

SUBSIDIARIES

Subsidiary	Trade name(s)	Jurisdiction of Incorporation
1. Ark AC Burger Bar LLC	Broadway Burger Bar and Grill	Delaware

2. Ark Atlantic City Corp.	Gallagher’s Burger Bar	Delaware

3. Ark Atlantic City Restaurant Corp.	Gallagher’s Steakhouse	Delaware

4. Ark Basketball City Corp.		New York

5. Ark Boston RSS Corp.	Durgin Park and Blackhorse Tavern	Delaware

6. Ark Bryant Park LLC	Bryant Park Grill & Café	Delaware

7. Ark Connecticut Corp.		Delaware

8. Ark Connecticut Branches Corp.	The Grill at Two Trees	Delaware

9. Ark Connecticut Investment LLC		Delaware

10. Ark Connecticut Pizza LLC		Delaware

11. Ark Connecticut Poker LLC		Delaware

12. Ark Fifth Avenue Corp.		New York

13. Ark D.C. Kiosk, Inc.	Center Café	District of Columbia

14. Ark Hollywood/Tampa Corp.		Delaware

15. Ark Hollywood/Tampa Investments LLC		Delaware

16. Ark Hollywood LLC		Delaware

17. Ark Jupiter RI, LLC		Delaware

18. Ark Las Vegas Restaurant Corp.		Nevada

19. Ark Mad Events LLC		Delaware

20. Ark Meadowlands LLC		Delaware

21. Ark Museum LLC	Robert	Delaware

22. Ark Operating Corp.	El Rio Grande	New York

23. Ark Potomac Corporation	Sequoia	District of Columbia

24. Ark Rio Corp.	El Rio Grande	New York

25. Ark Rustic Inn LLC		Delaware

26. Ark Rustic Inn Real Estate LLC		Delaware

27. Ark Southwest D.C. Corp.	Thunder Grill	District of Columbia

28. Ark Union Station, Inc.	America	District of Columbia

29. ArkMod, LLC		New York

30. Chefmod, LLC		New York

31. Clyde Ark LLC	Clyde Frazier’s Wine and Dine	New York

32. Las Vegas America Corp.	America	Nevada

33. Las Vegas Festival Food Corp.	(1) Gonzalez y Gonzalez (2) Village Eateries (New York-New York Hotel Food Court) (3) Broadway Burger Bar	Nevada

34. Las Vegas Planet Mexico Corp.	Yolos	Nevada

35. Las Vegas Steakhouse Corp.	Gallagher’s Steakhouse	Nevada

36. Las Vegas Venice Deli Corp.	Towers Deli (Venetian Food Court) (closed)	Nevada

37. Las Vegas Venice Food Corp.	Shake N Burger (Venetian Food Court)	Nevada

38. Las Vegas Whiskey Bar, Inc.	VBAR (closing 10/31/15)	Las Vegas

39. MEB on First LLC	Canyon Road Grill	New York

40. Rio Restaurant Associates, L.P.		New York

41. Rio Restaurant Associates Holdings, L.P.		New York

42. Ark Bryant Park Southwest LLC	Southwest Porch	Delaware

43. Ark 37 38 Events, LLC		Delaware

44. Ark Shuckers LLC		Delaware

45. Ark Shuckers Real Estate LLC		Delaware

46. Ark Island Beach Resort LLC		Delaware

SCHEDULE 6.5

LITIGATION

SCHEDULE 6.16

EMPLOYMENT MATTERS

SCHEDULE 7.6

PERMITTED DEBT